CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the caption “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information and to the incorporation by reference of our report dated November 20, 2020 on the financial statements and financial highlights of Vontobel US Equity Institutional Fund included in the Annual Report to Shareholders for the fiscal year ended September 30, 2020, in this Post-Effective Amendment Number 96 to the Registration Statement under the Securities Act of 1933 (Form N-1A, No. 333-173080).

New York, NY

January 27, 2021